Exhibit 10.3
EXPENSE AND INDEMNITY AGREEMENT
     This Expense and Indemnity Agreement (this “Agreement”) is entered into as of June 16, 2006, by and between Principal Life Insurance Company, an Iowa life insurance company (“Principal Life”) and Law Debenture Trust Company of New York, as indenture trustee (“Law Debenture”).
     WHEREAS, in consideration of Law Debenture providing services to Principal Life Income Fundings Trust 21 (the “Trust”) created in connection with the Program and pursuant to the Program Documents under which Law Debenture will have certain duties and obligations, Principal Life hereby agrees to the following compensation arrangements and terms of indemnity.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby agrees as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. All capitalized terms not otherwise defined herein will have the meanings set forth in the Standard Indenture Terms attached as Exhibit 4.1 to Registration Statement on Form S-3 (File Nos. 332-129763 and 332-129763-01) filed with the Securities and Exchange Commission (the “Commission”) by Principal Life and Principal Financial Group, Inc. on November 16, 2005, as amended by Amendment No. 1 filed with the Commission on December 22, 2005, Amendment No. 2 filed with the Commission on January 25, 2006, Amendment No. 3 filed with the Commission on February 14, 2006 and Amendment No. 4 filed with the Commission on February 14, 2006, as may be amended. The following terms, as used herein, have the following meanings:
     “Excluded Amounts” means (i) any obligation of any Trust to make any payment to any Holder in accordance with the terms of the applicable Indenture or such Trust’s Notes, (ii) any obligation or expense of the Trust to the extent that such obligation or expense has actually been paid utilizing funds available to the Trust from payments under the applicable Funding Agreement or the Guarantee, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that: (a) the Trust’s Notes are, or are deemed to be, (1) participations in the applicable Funding Agreement or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of the Trust’s Notes and/or the pledge and collateral assignment of the applicable Funding Agreement by the Trust to Law Debenture on behalf of the Holders of the Trust’s Notes (1) constitutes the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires the Trust or any Holder of the Trust’s Notes to be licensed as an insurer, insurance agent or broker in any jurisdiction, (iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on Law Debenture that results from the bad faith, willful misconduct or negligence of Law Debenture, (v) any costs and expenses attributable solely to Law Debenture’s administrative overhead unrelated to the Program, (vi) any tax imposed on fees paid to Law Debenture, (vii) any withholding taxes imposed on or with respect of payments made under the applicable Funding Agreement, the applicable Indenture or the Trust’s Note and (viii) any Additional Amounts paid to any Holder.
     “Fees” means the fees agreed to between Principal Life and Law Debenture as set forth in the fee schedule attached as Exhibit A to this Agreement.
     “Obligation” means any and all (i) costs and expenses reasonably incurred (including the reasonable fees and expenses of counsel), relating to the offering, sale and issuance of the Notes by the Trust under the Program and (ii) costs, expenses and taxes of the Trust; provided, however, that Obligations do not include Excluded Amounts.
ARTICLE II
SERVICES AND FEES
     Section 2.01 Fees. Principal Life hereby agrees to pay Law Debenture its Fees. Such Fees may be subject to amendment upon the written agreement of Principal Life and Law Debenture in the event of a substantive change in the nature of Law Debenture’s duties under the Program, as agreed to by Law Debenture and Principal Life.
     Section 2.02 Payment of Obligations. (a) In the event that Law Debenture delivers written notice and evidence, reasonably satisfactory to Principal Life, of any Obligation of Law Debenture, Principal Life shall, upon receipt of such notice, promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to Principal Life at its address set forth in Section 4.04, or at such other address as such party shall hereafter furnish in writing.
     (b) At the written request and expense of Principal Life, Law Debenture will (i) from time to time execute all such instruments and other agreements and take all such other actions as may be reasonably necessary or desirable, or that Principal Life may otherwise reasonably request in writing, to protect any interest of Principal Life with respect to any Obligation or to enable Principal Life to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation, and (ii) release to Principal Life any amount received from Principal Life relating to any Obligation or any portion of any Obligation, promptly after any such amount relating to such Obligation, or any portion of any such Obligation, is otherwise received by Law Debenture from a party other than Principal Life.
     (c) Principal Life and Law Debenture hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of Principal Life to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by Principal Life to the account of the person to whom such Obligation is owed.
ARTICLE III
INDEMNIFICATION
     Section 3.01 Subject to the remaining sections of this Article III, Principal Life covenants to fully indemnify and defend Law Debenture or any predecessor Indenture Trustee and their officers, directors and agents (each, an “Indemnified Person”) for, and to hold it harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) arising out of the acceptance by Law Debenture, in its capacity as Indenture Trustee, of administration of the applicable Indenture or any Trust and/or the performance of its duties and/or the exercise of its respective rights under the applicable Indenture, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability, claim, damage or expense arises out of or is related to the bad faith, willful misconduct or negligence of Law Debenture. Notwithstanding anything to the contrary, Principal Life shall have no obligation to indemnify or defend Law Debenture for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to Law Debenture’s administrative overhead unrelated to the Program or (ii) any tax imposed on the Fees paid to Law Debenture.
     Section 3.02 Except as otherwise set forth in Section 6.07 of the Indenture, an Indemnified Person shall give prompt written notice to Principal Life of any action, suit or proceeding commenced or threatened against the Indemnified Person. Failure by an Indemnified Person to so notify Principal Life shall not relieve Principal Life of its obligations hereunder. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, Principal Life may, in its sole discretion, elect to assume the defense of the Indemnified Person, and if it so elects, Principal Life shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but Principal Life shall not be obligated to pay the fees and disbursements of such counsel unless (i) Principal Life and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel, (ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include both Principal Life and the Indemnified Person and the Indemnified Person shall have reasonably and in good faith concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) Principal Life fails, within ten (10) days prior to the date the first response or appearance is required to be made in any such proceeding, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person. It is understood that Principal Life shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons.
     Section 3.03 Solely to the extent, if any, that the indemnification provided for herein is finally determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, in accordance with its terms, then Principal Life shall contribute to the amount paid or payable by an Indemnified Person as a result of such invalidity or unenforceability in such proportion as is appropriate to reflect the relative benefits received by Principal Life, on one hand, and Law Debenture on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by Principal Life shall be the aggregate value of the relevant Collateral, and the benefits received by Law Debenture shall be the Fees it has been paid up to that point, less costs and unreimbursed expenses incurred by it, as Indenture Trustee, in relation to such Collateral. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then Principal Life shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Principal Life, on the one hand, and Law Debenture (but solely to the extent such fault results from or is attributable to Law Debenture’s bad faith, willful misconduct or negligence) on the other hand, in connection with the actions or omissions which resulted in such liability.
     Section 3.04 Principal Life shall be subrogated to any right of the Indemnified Person in respect of the matter as to which and to the extent that any indemnity was paid hereunder.
     Section 3.05 The Indemnified Person may not settle any action, investigation or proceeding without the consent of Principal Life, not to be unreasonably withheld.
     Section 3.06 Notwithstanding any provision contained herein to the contrary, the obligations of Principal Life under this Article III to any Indemnified Person shall survive the termination of this Agreement pursuant to Section 4.03.
ARTICLE IV
MISCELLANEOUS
     Section 4.01 No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.
     Section 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
     Section 4.03 This Agreement shall terminate and be of no further force and effect upon the date on which (i) there is no Obligation due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time Law Debenture must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.
     Section 4.04 All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be hand delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by hand or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective facsimile numbers) indicated below:
     To Law Debenture:
Law Debenture Trust Company of New York
767 Third Avenue, 31st Floor

New York, NY 10017
Attention: Boris Treyger
Telephone: (212) 750-6474
Facsimile: (212) 750-1361

To Principal Life:

Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attention: General Counsel
Telephone: (515) 247-5111
Facsimile: (515) 248-3011

Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attention: Jim Fifield
Telephone: (515) 248-9196
Facsimile: (866) 496-6527
     Section 4.05 Law Debenture shall (i) provide to Principal Life, as an exhibit to the Trust’s Annual Reports on Form 10-K (each a “10-K”) filed on behalf of the Trust by Principal Life under the Securities Exchange Act of 1934, as amended, a compliance certificate (the “Compliance Certificate”), prepared by Law Debenture and complying with Items 1122(a) and 1123 of Regulation AB (17 CFR 229.1100-1123 (“Regulation AB”)), and (ii) at Principal Life’s expense, cause a firm of independent public accountants selected by Principal Life that is a member of the American Institute of Certified Public Accountants to furnish to the management of Principal Life and to the Trustee a report (the “Auditor’s Report”), complying with Item 1122(b) of Regulation AB. Principal Life shall cause the Compliance Certificate and the Auditor’s Report to be filed as exhibits to each Trust’s 10-K(s).
[The remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed this Expense and Indemnity Agreement by their duly authorized officers as of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY
By:	/s/ JoEllen J. Watts
Name: JoEllen J. Watts
Title: Counsel

By:	/s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Investment Counsel

THE LAW DEBENTURE TRUST COMPANY OF NEW YORK
By:	/s/ Boris Treyger
Name: Boris Treyger
Title: Assistant Vice President

EXHIBIT A
FEES